UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant [  ] Filed by a Party other than the Registrant [  ]

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[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

[ X ]	Definitive Additional Materials

[ ]	Soliciting Material under Rule 14a-12

OWC PHARMACEUTICAL RESEARCH CORP.

(Name of Registrant as Specified In Its Charter)

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OWC PHARMACEUTICAL RESEARCH CORP.

11 Anne Frank Street, Petah Tikva, Israel 4931113

To Our Stockholders:

On August 31 – September 1,, 2020, we attempted to convene a Special Meeting of shareholders to (i) authorize the Company’s Board of Directors to effect a reverse stock split of the Company’s outstanding Common Stock, $0.00001 par value per share, at any ratio between 1-for-10 and 1-for-20 at such time, prior to September 7, 2020, as the Company’s Board of Directors shall determine, in its sole discretion (“Proposal No. 1”), (ii) amend the Company’s Certificate of Incorporation to increase the number of the Company’s authorized shares of Common Stock from 500,000,000 shares to 2,500,000,000 shares (“Proposal No. 2”) and (iii) to approve one or more adjournments to the meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Meeting cast in favor of Proposals No. 1 and/or No. 2 (“Proposal No. 3”).

There were not sufficient shares of our capital stock present at the meeting in person or by proxy to act on Proposal No. 1 or Proposal No. 2. However, prior to and during the pendency of the meeting, a majority of the votes cast on Proposal No. 3 were cast in favor of that Proposal.

As no quorum was present at the meeting, no business was conducted and, pursuant to the Company’s bylaws, the Company’s stockholders approved an adjournment of the Meeting to September 14, 2020 (the “Adjournment Date”), to allow additional time for stockholders to vote, obtain a quorum and seek approval for Proposals No. 1 and 2.

We note that the time set forth in Proposal No. 1 for the Company’s Board of Directors to effectuate the proposed reverse stock split will have passed by the Adjournment Date. Therefore, the date for Proposal No.1 is postponed from September 7, 2020 to seven (7) days after the closing of the meeting.

In the event that there is no quorum or vote in favor of Proposal No. 1 and / or Proposal No. 2 at the continuation of the meeting, we intend to recommend that the meeting be further adjourned to September 21, 2020.

We urge shareholders to vote, and recommend a vote in favor of Proposal No. 1 (item 1) and Proposal No. 2 (item 2). As discussed in the definitive Proxy Statement, we believe that approving Proposal No. 1 and Proposal No. 2 is in the best interest of our stockholders, as it will allow the Company to continue as a reporting company and to seek to raise capital investment to finance continued operations, which may not be possible without a favorable vote.

We urge stockholders that voted to abstain on Proposal No. 1 (item 1) and Proposal No. 2 (item 2) to reconsider their positions.

The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Special Meeting online, vote and submit your questions before and during the special meeting by visiting voting address:www.iproxydirect.com/OWCP the meeting address is: www.issuerdirect.com/virtual-event/owcp. We are pleased to utilize the virtual shareholder meeting technology to (i) provide ready access and cost savings for our stockholders and the Company, and (ii) to promote social distancing pursuant to guidance provided by the U.S. Centers for Disease Control, the Ministry of Health of Israel and the U.S. Securities and Exchange Commission due to the novel Coronavirus. The virtual meeting format allows attendance from any location in the world.

The Notice of Meeting and Proxy Statement previously filed and available on the SEC’s website describe the matters to be presented at the meeting.

Because of the importance of this vote, we will make efforts to contact shareholders by both mail and telephone to ensure that their votes are received and tallied in time to be counted at the Special Meeting. If from any reason you have not received the Proxy, or missing voting information, please contact us as soon as you can by info@owcpharma.com

It is important that your shares be represented at this meeting to assure the presence of a quorum. Whether or not you plan to attend the meeting, we hope that you will have your stock represented by voting as soon as possible, by signing, dating and returning your proxy card. You may also vote electronically via the Internet or by telephone. Your stock will be voted in accordance with the instructions you have given in your proxy.

Thank you for your continued support.

Sincerely,

/s/ Ziv Turner
Ziv Turner
Chief Executive Officer